As filed with the Securities and Exchange Commission on November 8, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

23andMe Holding Co.

(Exact name of registrant as specified in its charter)

Delaware	87-1240344
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

223 N. Mathilda Avenue Sunnyvale, California	94086
(Address of Principal Executive Offices)	(Zip Code)

23andMe Holding Co. 2021 Incentive Equity Plan

(Full title of the plans)

Kathy Hibbs

Chief Legal & Regulatory Officer

223 N. Mathilda Avenue

Sunnyvale, California 94086

(Name and address of agent for service)

(650) 938-6300

(Telephone number, including area code, of agent for service)

With copies of all notices, orders, and communications to:

Marlee S. Myers

Celia A. Soehner

Morgan, Lewis & Bockius LLP

One Oxford Centre, Thirty-Second Floor

Pittsburgh, Pennsylvania 15219

(412) 560-3300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Class A common stock, par value $0.0001 per share(3)	2,990,386	$11.74	$35,107,131.64	$3,254.43

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) also covers any additional shares of the Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of 23andMe Holding Co., a Delaware corporation (the “Company,” “23andMe,” “we,” “our,” or “us”) that may become issuable in respect of the securities identified in the table above by reason of any stock dividend, stock split, recapitalization, merger, consolidation, reorganization, or other similar transaction that results in an increase in the number of outstanding shares of Class A Common Stock.

(2)

Pursuant to Rule 457(c) and 457(h) under the Securities Act, the proposed maximum offering price per share, the proposed maximum aggregate offering price, and the amount of the registration fee have been computed on the basis of the average of the high and low prices per share of the Class A Common Stock reported on The Nasdaq Global Select Market on November 2, 2021.

(3)

Represents 2,990,386 shares of Class A Common Stock issuable upon exercise of stock option awards that, prior to the Merger (as defined below) of Lemonaid Health, Inc. (“Lemonaid Health”) with a subsidiary of 23andMe, were outstanding pursuant to Lemonaid Health’s 2014 Equity Incentive Plan, as amended (the “Lemonaid Plan”). Upon completion of the Merger, such awards were converted into options to acquire Class A Common Stock under the 23andMe Holding Co. 2021 Incentive Equity Plan (the “2021 Plan”).

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8, 23andMe is filing this Registration Statement to register an additional 2,990,386 shares of Class A Common Stock, issuable under the 2021 Plan representing shares of Class A Common Stock issuable in exchange for outstanding awards initially granted under the Lemonaid Plan. This Registration Statement hereby incorporates by reference the contents of 23andMe’s registration statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on August 18, 2021 (File No. 333-258910).

Pursuant to the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of October 21, 2021, by and among 23andMe, Life Merger Sub One, Inc., a Delaware corporation and direct, wholly-owned subsidiary of 23andMe (“First Merger Sub”), Life Merger Sub Two, Inc., a Delaware corporation and direct, wholly-owned subsidiary of 23andMe (“Second Merger Sub”), Lemonaid Health, and Fortis Advisors LLC, a Delaware limited liability company, in its capacity as representative of the Indemnifying Parties (as defined in the Merger Agreement), 23andMe acquired Lemonaid Health through a reorganization, in which, as steps in a single integrated transaction (the “Merger”), (i) First Merger Sub merged with and into Lemonaid Health and Lemonaid Health became a direct, wholly-owned subsidiary of 23andMe and (ii) thereafter as part of the same overall transaction, Lemonaid Health merged with and into Second Merger Sub, with Lemonaid Health ceasing to exist and Second Merger Sub surviving as a direct, wholly-owned subsidiary of 23andMe. Upon completion of the Merger, in accordance with the terms of the Merger Agreement, outstanding awards granted under the Lemonaid Plan were assumed and converted into awards under the 2021 Plan.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by the Company pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a)

The Company’s prospectus filed with the Commission on July  23, 2021 pursuant to Rule 424(b) of the Securities Act, relating to the Company’s Registration Statement on Form S-1 (File No. 333-257768), as such prospectus may be supplemented or amended;

(b)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Commission on March 24, 2021 and as amended on May 4, 2021;

(c)	The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed with the Commission on August 13, 2021;

(d)

The Company’s Current Reports on Form 8-K, as applicable, filed with the Commission on February 4, 2021, February  16, 2021, March 30, 2021, April  6, 2021, May 3, 2021, May  27, 2021, May 28, 2021, June  4, 2021, June 11, 2021, June  21, 2021, June  21, 2021, October  22, 2021, and November 2, 2021; and

(e)

The description of shares of Class  A Common Stock contained in the Registration Statement on Form 8-A filed on June 17, 2021, pursuant to Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All other reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information deemed to have been “furnished” rather than “filed” in accordance with the Commission’s rules), shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of the filing of such reports and documents.

For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.	Exhibits.

A list of exhibits filed herewith is contained in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

EXHIBIT INDEX

Exhibit No.	Document

4.1	Certificate of Incorporation of 23andMe Holding Co. (incorporated by reference to Exhibit 3.1 filed with the Company’s Current Report on Form 8-K/A filed on June 21, 2021).

4.2	Amended and Restated Bylaws of 23andMe Holding Co. (incorporated by reference to Exhibit 3.2 filed with the Company’s Current Report on Form 8-K/A filed on June 21, 2021).

5.1	Opinion of Morgan, Lewis & Bockius LLP.

23.1	Consent of KPMG LLP for 23andMe Holding Co.

23.2	Consent of WithumSmith+Brown, PC for VG Acquisition Corp.

23.3	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1 hereto).

24.1	Power of Attorney (included in the signature page to this Registration Statement).

99.1	23andMe Holding Co. 2021 Incentive Equity Plan (incorporated by reference to Exhibit 10.5 filed with the Company’s Current Report on Form 8-K filed on June 21, 2021).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California on this 8th day of November, 2021.

23ANDME HOLDING CO.

By:	/s/ Anne Wojcicki
Name:	Anne Wojcicki
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned, whose signature appears below, hereby constitutes and appoints Anne Wojcicki and Steven Schoch, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this registration statement or any amendments hereto in the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated below on November 8, 2021.

Name	Title	Date

/s/ Anne Wojcicki Anne Wojcicki	Chief Executive Officer and Director (principal executive officer)	November 8, 2021

/s/ Steven Schoch Steven Schoch	Chief Financial and Accounting Officer (principal financial and accounting officer)	November 8, 2021

/s/ Roelof Botha Roelof Botha	Director	November 8, 2021

/s/ Patrick Chung Patrick Chung	Director	November 8, 2021

/s/ Evan Lovell Evan Lovell	Director	November 8, 2021

/s/ Neal Mohan Neal Mohan	Director	November 8, 2021

/s/ Valerie Montgomery Rice, M.D. Valerie Montgomery Rice, M.D.	Director	November 8, 2021

/s/ Richard Scheller, Ph.D. Richard Scheller, Ph.D.	Director	November 8, 2021

/s/ Peter Taylor Peter Taylor	Director	November 8, 2021